EXHIBIT 23.1

               Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in this Annual Report (Form 10-K) of Bluegreen Corporation of our report dated May 6, 1998, included in the 1998 Annual Report to Shareholders of Bluegreen Corporation.

We also consent to the incorporation by reference in (i) the Registration Statement (Form S-8 No. 33-48075) pertaining to the Registrant's Retirement Savings Plan and in the related Prospectus and (ii) the Registration Statement (Form S-8 No. 33-61687) pertaining to the 1988 Amended Outside Directors Stock Option Plan and the 1995 Stock Incentive Plan of the Registrant and in the related Prospectus of our report dated May 6, 1998, with respect to the consolidated financial statements of Bluegreen Corporation incorporated herein by reference for the year ended March 29, 1998.


                                                 ERNST & YOUNG LLP




West Palm Beach, Florida
June 22, 1998